FOR IMMEDIATE RELEASE
October 12, 2004

Press Contact:
Jane Gideon
Incendio International, Inc.
Tel: 415-682-9292
jane@incendiopr.com

ACTIVANT NAMES LARRY JONES AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

Veteran Technology Leader to Drive Aggressive Growth Strategy

AUSTIN, Texas, October 12, 2004 — Activant Solutions Inc, a leading provider of business management solutions for wholesale, retail and manufacturing businesses, today announced that the company has named Larry Jones as its new CEO and president. Jones brings 25 years of experience in building, operating and growing public and private technology companies. As an Activant board member since 1997, Jones also has the in-depth knowledge needed to build on the financial successes created in the last several years and drive an aggressive top-line growth strategy moving forward.

Jones has a solid track record in working with and leading companies in the enterprise software, information, marketing and IT services industries. Previously, Jones was chairman and CEO of Interelate, Inc., a marketing services business process outsourcing (BPO) firm. Prior to that, Jones was president and CEO of MessageMedia, a marketing services software company. Earlier, Jones was CEO of Neodata, a senior executive at Automatic Data Processing (ADP), and spent 10 years at Wang Laboratories in various leadership roles.

“Activant has seen tremendous financial success over the past five years and has evolved into a solid company ready for the next level of growth,” said Larry Jones, president and CEO of Activant Solutions. “I look forward to working with the strong team of Activant employees, customers and partners as the company advances its leadership in business management solutions.”

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About Activant

Activant Solutions Inc. (“Activant”) is a leading provider of business management solutions designed for companies with complex products in high-service distribution environments. Over 16,000 specialty wholesale, retail and manufacturing customer locations use Activant to help drive new levels of business performance. With proven experience and success, Activant is fast becoming an industry standard for companies seeking competitive advantage through stronger customer integration. The company’s business management solutions include advanced software, professional services, content, supply chain connectivity, and analytics. Headquartered in Austin, Texas, Activant has operations in California, Colorado, Canada, France, Ireland and the United Kingdom. For more information, please visit www.activant.com.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements as to industry trends, future products or services, and products or service line growth or performance. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to unrealized market demand for our services, the ability to retain the people performing services, and those risks and uncertainties identified in Activant’s most recent Annual Report on Form 10-K which has been filed with the United States Securities and Exchange Commission. Activant assumes no duty to update information contained in this document at any time.